Tuesday, October 2, 2007
Press Release
SOURCE: CarBiz Inc.

CarBiz Inc. Acquires 26 Dealerships

Sarasota, Florida [October 2, 2007] – CarBiz Inc. (CBZFF: OTCBB), Carl Ritter, chief executive officer of Sarasota-based CarBiz Inc. (OTCBB:CBZFF.OB) (“CarBiz”), announced that CarBiz has acquired the assets of Calcars Inc., the fourth- largest chain of “buy-here pay-here” auto dealerships in the country. Calcars’ consolidated revenues for 2006 were more than $36 million, which would have increased CarBiz revenues by almost 10 times.

“I cannot overstate what this means for CarBiz: We made an eight-year growth leap virtually overnight,” Ritter said of the deal. “We had initiated an aggressive growth strategy in Florida with a goal of 15 stores by 2010, but when this opportunity presented itself, we moved quickly to complete a deal.” Before the acquisition, the CarBiz Auto Credit Division had established three buy-here pay-here dealerships in Florida – all in the Tampa Bay region.

The acquisition of Calcars establishes CarBiz as a “super-regional” brand in the Midwest where 26 dealerships were acquired in seven states. Three of the acquired stores will be closed. The remaining 23 dealerships are located in Illinois, Indiana, Iowa, Kentucky, Nebraska, Ohio and Oklahoma. Ritter said 117 employees in the Calcars network were offered employment with CarBiz after the acquisition. CarBiz also will add 10 employees at its Sarasota headquarters.

Ritter said the CarBiz acquisition exemplifies a growing trend of consolidation in the $150-billion alternative financial services market, which includes such services as buy-here pay-here auto sales, pay day loans, check cashing services, and more. Other examples of recent consolidations include Diamond Castle’s acquisition of CheckSmart, First Cash Financial Services’ acquiring Auto Master BHPH, and Manchester Inc.’s acquisition of several buy-here pay-here chains in the Southwest.

“Industry sources estimate that the average sub-sector of the alternative market is more than 40 percent consolidated already,” Ritter said. “The single exception is the buy-here pay-here auto sales business where only 2 percent of the market is consolidated. Yet, this sub-sector is a significant component of the alternative financial services market.”

This press release is available on the CarBiz IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/Carbiz . Alternatively, investors are asked to e-mail all questions and correspondence to CBZFF@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About CarBiz Inc.

Based in Sarasota, Florida, CarBiz is a leading provider of software, training and consulting solutions to the United States automotive industry. CarBiz’s suite of business solutions includes dealer software products focused on the “buy-here pay-here”, sub-prime finance and automotive accounting markets. CarBiz also operates “buy-here pay-here” dealerships in Florida through its CarBiz Auto Credit division that are wholly-owned or joint venture companies. Capitalizing on expertise developed over 10 years of providing software and consulting services to “buy-here, pay-here” businesses across the United States, CarBiz entered the market in 2004 with a location in Palmetto, Florida. CarBiz has added two more credit centers since – in Tampa and St. Petersburg – and CarBiz seeks to expand its operations in Florida in the future. For more information about CarBiz and its services, visit CarBiz’s web site: www.CarBiz.com.

Forward-Looking Statements

All statements, other than statements of historical fact, in this news release are forward-looking statements that involve various risks and uncertainties, including, without limitation, statements regarding the future growth plans and objectives of CarBiz. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements as a result of known and unknown risks, uncertainties and other factors. Such factors that could cause actual results and future events to differ from those anticipated in such statements include, but are not limited to, the market acceptance of CarBiz’s Auto Credit Centers, the ability of CarBiz to effectively deploy the funds received from the convertible debenture financing, the ability of CarBiz to close on additional tranches of the convertible debenture financing, the possibility that the liquidated damage provisions or the default provisions could be triggered under the terms of the convertible debenture financing which could be adverse to CarBiz, CarBiz’s ability to measure the default rate of its borrowers, competition, the impact of any changes in applicable government regulation and general economic conditions. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. CarBiz assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Investor Relations

AGORACOM Investor Relations
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CBZFF@agoracom.com